Exhibit 8.1

LIST OF SUBSIDIARIES OF HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

Subsidiaries	Jurisdiction of incorporation
Hollysys International Pte. Limited	Singapore
Hollysys (Asia Pacific) Pte. Limited	Singapore
Hollysys Automation India Private Limited	India
Gifted Time Holdings Limited	British Virgin Islands
Clear Mind Limited	British Virgin Islands
World Hope Enterprises Limited	Hong Kong
Concord Solutions (HK) Limited	Hong Kong
Beijing Helitong Science & Technology Exploration Co., Ltd.	PRC
Hollysys Group Co., Ltd.	PRC
Beijing Hollysys Co., Ltd.	PRC
Hangzhou Hollysys Automation Co., Ltd.	PRC
Hangzhou Hollysys System Engineering Co., Ltd.	PRC
Beijing Hollysys Electronics Technology Co., Ltd.	PRC
Hollysys (Beijing) Investment Co., Ltd.	PRC
Xi’an Hollysys Co., Ltd.	PRC
Beijing Hollysys Industrial Software Company Ltd.	PRC
HollySys Smart Energy Technology (Beijing) Co., Ltd.	PRC
Cixi HollySys Precision Technology Co., Ltd.	PRC
Shandong Lukang Pharmaceutical Engineering Design Co., Ltd.	PRC
Beijing Hollysys Technology Co., Ltd.	PRC
Xuzhou Hollysys Valve Technology Co., Ltd.	PRC
Concord Corporation Pte. Ltd.	Singapore
Concord Electrical Sdn. Bhd.	Malaysia
Concord M Design and Engineering Company Limited	Macau
Bond Corporation Pte. Ltd.	Singapore
Bond M&E Pte. Ltd.	Singapore
Bond M&E Sdn. Bhd.	Malaysia
Bond M&E (KL) Sdn. Bhd.	Malaysia
PT Hollysys Automation Indonesia	Indonesia

VIE	Jurisdiction of incorporation
Concord Electrical Contracting Ltd.	Qatar